Exhibit 10.12

Recruiter.com AI Sourcing Technology Agreement

This agreement (“Agreement”), dated April 4, 2022 with an effective date of April 4, 2022 (the “Effective Date”), is between Recruiter.com, Inc. (“Recruiter.com”) and Quad M Solutions, Inc. (“Company”). This Agreement describes the terms on which Company will use Recruiter.com’s AI technology and On Demand Recruiter services.

I. Background

Recruiter.com will provide Company with access to Recruiter.com’s proprietary software-as-a-service intelligent sourcing system (the “Platform”). The Platform allows Company to automate the candidate sourcing process and manage outreach campaigns to selected candidates.

II. Term and Termination

2.1 Term. The initial Term of this Agreement is 90 days. Therefore, the term of this Agreement begins on the Effective Date and after 90 days. The Company may choose to extend this Agreement for additional 90 days terms with notification via email prior to the expiration of the term. Company’s obligation to pay Fees (described in Section VI) below, as well as Sections VI and VII below, will survive termination of this Agreement.

2.2 Termination for Convenience. Company may terminate the Agreement effective immediately at the end of any month during the term by giving written notice prior to the renewal date.

2.3 Termination for Cause. Either party may terminate this Agreement (i) if the other party breaches any material obligations under this Agreement and such breach is not cured within thirty (30) days after written notice of such breach; or (ii) if either party becomes the subject of a petition in bankruptcy or any other proceeding relating to an assignment for the benefit of creditors, insolvency, receivership or liquidation.

2.4 Effect of Termination. Upon termination of this Agreement, all Platform licenses will terminate immediately. Upon Company’s written request within thirty (30) days after the effective date of termination, Recruiter.com will make available for download any Company owned data in the current format in which it is stored in the Platform. After such thirty (30) day period, Recruiter.com shall have no obligation to provide any Company owned data and may, unless legally prohibited, delete all Company data in its systems or in its possession or control.

In the event of a termination of this Agreement by Recruiter.com for breach by Client of this Agreement, or termination of this Agreement by Company without cause, Company shall not be eligible for a refund of any prepaid Platform fees and shall pay any applicable prorated fees due prior to the effective date of termination.

Any expiration or termination of this Agreement shall not modify or alter any right or obligation of a party hereto which arose prior to such expiration or termination.

III. Platform Use and Restrictions.

3.1 License. Recruiter.com hereby grants to Company a limited, revocable, non-exclusive, non-transferable, non-sublicensable right and license to access the Platform during the Term for its internal business purposes.

3.2 Account Password and Security. Company’s account with Recruiter.com will provide Company with access to the Platform and other functionality that Recruiter.com may provide from time to time. Company shall protect its passwords and take full responsibility for Company’s own as well as any third party use of the Company account. Company is solely responsible for any and all activities that occur under its accounts, except for any activities performed by Recruiter.com as set forth herein.

Company agrees to notify Recruiter.com immediately upon learning of any unauthorized use of its account or any other breach of security. From time to time, Recruiter.com’s support staff may log in to the Platform under Company’s password in order to maintain or improve the Platform, including for the purpose of providing Company assistance with technical or billing issues. Company hereby acknowledges and consents to such access.

3.3 Platform Modifications. Recruiter.com is constantly innovating in order to provide the best possible experience for its customers. Company acknowledges and agrees that the form and nature of the Platform that Recruiter.com provides may be improved from time to time without prior notice to you, including without limitation security patches, added functionality, and other enhancements. Changes to the form and nature of the Platform will be immediately effective with respect to all versions of the Platform.

3.4 Restrictions. Company shall not, and shall not permit its clients to: (i) resell, sublicense, distribute or otherwise provide access to the Platform, or data or information contained in or derived from the Platform, to any third party or use the Platform outside the scope of the license granted herein; (ii) copy, modify, adapt, translate, prepare derivative works from, reverse engineer, disassemble, or decompile the Platform or otherwise attempt to discover any source code or trade secrets related to the Platform; or (iii) use the trademarks, trade names, service marks, logos, domain names and other distinctive brand features or any copyright or other proprietary rights associated with the Platform for any purpose without the express written consent of Recruiter.com. Neither the Platform nor any data or information contained in or derived from the Platform may be used in connection with credit granting, credit monitoring, account review, collection, insurance underwriting, or for any other purpose covered by the Fair Credit Reporting Act (15 U.S.C. Sec. 1681 et seq (“FCRA”)), Federal Trade Commission interpretations of the FCRA, and similar federal and state statutes. Company will indemnify, defend and hold Recruiter.com harmless against any damages, losses, claims or judgments arising out of any violation of Section 3 of this Agreement.

3.5 Training and Support.

3.5.1 Basic Training. Recruiter.com will provide up to two (2) hours of virtual training per Customer to be delivered by an Recruiter.com customer success representative upon request.

3.5.2 Additional Training and Support. In consideration of Company’s payment of training and support fees indicated in the Agreement, Recruiter.com will provide the training and support services set forth in the Agreement. Training sessions will be conducted at Recruiter.com facility and/or at Company’s location. Company will reimburse Recruiter.com reasonable travel costs and living expenses incurred by Recruiter.com employees and subcontractors for travel from Recruiter.com offices in connection with the performance of training services.

3.5.3 Customer Support. Recruiter.com will make Platform documentation available through its website. In addition, Recruiter.com will provide online support at support@upsider.co during the hours of 9 am to 7pm ET.

IV. Restrictions on Use.

Company shall not, and shall not permit any third party, to, except as expressly set forth in this Agreement, (i) sell, resell, lease, time share or transfer the Platform for the benefit of any third party; (ii) use the Platform to transmit or process any Barred PII; (iii) knowingly or negligently send, store, publish or transmit through the Platform any viruses, trojan horses or other routines intended to intercept any data or personal information of another party; (iv) use the Platform in a manner that exceeds the campaign limitations; (v) remove or alter any copyright, trademark or other notices included in the Platforms; (vi) use the Platform except as expressly permitted in this Agreement; (vii) use the Platform to conduct, publish or disclose any competitive benchmarking tests or analysis; (viii) use the Platform to disparage, malign or impugn any third party; (ix) interfere with or disrupt the integrity, security or performance of the Platform; (x) attempt to gain unauthorized access to the Platform or related systems or networks; (xi) access the Platform in order to build a competitive product or service; (xii) violate CAN SPAM or other associated email marketing laws or guidelines, or (xiii) attempt to reverse engineer or decompile the Platform.

V. Recruiter.com Responsibilities.

On or around the Effective Date, Recruiter.com will meet with Company to hold an initial kick-off and scope meeting. During this meeting, Recruiter.com and Company will discuss historical hiring practices, candidate personas, Company historical performance metrics, and other topics related to the hiring process.

During the Term, Recruiter.com will leverage the data and modeling generated by the Platform to identify candidates that align with the role requirements (“Qualified Candidates”). Recruiter.com will review the target list with Company, and Company may choose to provide feedback on objective criteria. Company will be able to access the data through the Platform, and run recruiting campaigns to the candidates directly through the Platform.

Company will have access to the following Recruiter.com capabilities during the term, which includes the following features. Recruiter.com personnel will manage all work associated with the platform execution, and Company will receive warm candidates.

●	Candidate AI and search tools
●	Access to candidate contact information
●	Search management tools
●	High volume multi-touch email outreach tools
●	Multi-email address sending
●	A/B testing using variables such as sender, subject line, content, day/time, etc.
●	LinkedIn extension to add candidates into Recruiter.com
●	Email reporting & analytics
●	Email inbox
●	Candidate status tracker
●	Recruiter.com client service support to help with initial set up and ongoing best practices

Recruiter.com will provide Full-Service support, which includes holding initial candidate screening calls, schedule coordination with hiring team, candidate management, and offer negotiation support.

VI. Company Responsibilities.

In consideration of Recruiter.com’s provision of the services described in this letter, Company will pay Recruiter.com based on the pricing structure outlined below.

Pricing terms:

●	Searches included: 1 nationwide search initially targeting small business owners with less than 10 employees. This search maybe modified from time to time.
●	A “Sign-Up” is defined as a prospect sourced by Recruiter.com, completes the application process on the Company’s portal and is approved for use of the Company’s services. The quantity of Sign-Ups includes the total number of employees that are approved for the Company’s services. For clarity, a “Sign-Up” will have no less than 1 employee but will likely have more than 1.
●	There is a one-time platform setup fee of $25,000 and the platform fee after the first month is $25,000 per month.
●	Performance Fee. The Company shall also pay a Performance Fee of $30 per month per Sign-Up once the number of Sign-Ups has exceeded 800.
●	The first month’s fee shall be payable by Company to Recruiter.com immediately upon receipt of invoice. The invoice will be sent on or around the signature date, and an invoice will be sent at the beginning of each month for the subsequent months in the Term.

Payment Terms:

Any fees are due as outlined in the pricing terms. Any full service or optional services are invoiced as defined in the service terms or ad hoc. Company acknowledges that this payment obligation along with the Performance Fee survives termination of this Agreement. A late fee of 10% will be applied to any payments made after 30 days from the due date.

Company also grants to Recruiter.com a non-exclusive, non-transferable, royalty free license to use Company’s name and logo on Recruiter.com’s website and in email marketing campaigns. Recruiter.com must receive Company’s approval prior to each use of Company name or logo.

VII. Limitation of Liability.

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN ANY ACTION ARISING FROM OR RELATED TO THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), INTENDED CONDUCT OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, DAMAGES RELATING TO THE LOSS OF PROFITS, INCOME OR GOODWILL, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL EITHER PARTY’S LIABILITY FOR MONETARY DAMAGES UNDER THIS AGREEMENT EXCEED THE AMOUNTS PAID AND PAYABLE TO RECRUITER.COM BY COMPANY HEREUNDER.

VIII. Miscellaneous.

This Agreement constitutes the entire understanding and agreement with respect to the subject matter hereof, and supersedes any and all prior or contemporaneous representations, understandings, and agreements, whether oral or written, between the parties regarding same, all of which are merged in this Agreement. If any part of this Agreement is found to be unenforceable, the remaining portions of this Agreement will remain in full force and effect. The parties each acknowledge that this Agreement was fully negotiated and, therefore, no provision of this Agreement will be interpreted against any party because such party or its legal representative drafted such provision. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right under this Agreement or any subsequent breach or default. Nothing in this Agreement creates, and the parties do not intend to create, any partnership or joint venture between the parties. This Agreement will be binding upon and inure to the benefit of a party’s successors and permitted assigns. The captions and headings in this Agreement are intended only for convenience and will in no event be construed to define, limit or describe the scope or intent of this Agreement or of any provision of this Agreement, nor in any way affect the interpretation of this Agreement. This Agreement will be governed by the laws of the State of New York, without reference to its conflict of law principles. Exclusive jurisdiction of any and all disputes hereunder will lie in the state and federal courts sitting in New York County, New York, regardless of Company’s domicile, and Company consents to personal jurisdiction in the state and federal courts located therein and hereby waives all defenses of lack of personal jurisdiction and forum non-conventions. This Agreement may be executed in counterparts with the same effect as if all signatories had signed the same document.

Recruiter.com, Inc.		Quad M Solutions, Inc.

By:	/s/: Evan H. Sohn	By:	/s/: Joseph Frontiere
Name:	Evan H Sohn	Name:	Joseph Frontiere
Title:	CEO	Title:	CEO
Date:	4/4/22	Date:	4/4/22

Billing & Payment Information

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Customer Invoice/Billing Information	Remit Payment to

Company Name:	Company Name: Recruiter.com
Address:	Address: 123 Farmington Avenue Suite 252 Bristol, CT 06010
Contact Name:	Contact Name: Accounting
Contact Phone:	Contact Phone: (855) 931-1500
Contact Email:	Contact Email: accounting@recruiter.com